Exhibit 99.1

NEWS RELEASE

The Manitowoc Company, Inc. Announces

Completion of Manitowoc Foodservice Spin-off

Manitowoc, Wis. – March 4, 2016 – The Manitowoc Company, Inc. (NYSE: MTW) (“Manitowoc”) announced today that it has successfully completed the spin-off of its wholly owned subsidiary, Manitowoc Foodservice, Inc. (“Manitowoc Foodservice”), as an independent public company whose shares are listed on the New York Stock Exchange (the “NYSE”) under the symbol “MFS.”

The spin-off was achieved through a tax-free distribution to Manitowoc shareholders of one share of Manitowoc Foodservice stock for every share of Manitowoc stock held at the close of business on the record date of February 22, 2016. Beginning today, MFS shares will commence “regular-way” trading on the NYSE.

“We are extremely pleased to complete the spin-off of Manitowoc Foodservice. Under the leadership of Barry Pennypacker and Hubertus Muehlhaeuser, both Manitowoc Cranes and Manitowoc Foodservice are well positioned as independent, public companies to generate sustainable growth and value creation for their respective shareholders,” stated Kenneth W. Krueger, Manitowoc’s chairman and interim chief executive officer.

About The Manitowoc Company, Inc.

Founded in 1902, The Manitowoc Company, Inc. is a leading global manufacturer of cranes and lift solutions with 49 manufacturing, distribution, and service facilities in 20 countries. Manitowoc is recognized as one of the premier innovators and providers of crawler cranes, tower cranes, and mobile cranes for the heavy construction industry, which are complemented by a slate of industry-leading aftermarket product support services. In 2015, Manitowoc’s revenues totaled $1.9 billion, with over half of these revenues generated outside the United States.

About Manitowoc Foodservice, Inc.

Manitowoc Foodservice, Inc. designs, manufactures and supplies best-in-class food and beverage equipment for the global commercial foodservice market, offering customers unparalleled operator and patron insights, collaborative kitchen solutions, culinary expertise and world-class implementation support and service. Headquartered in Tampa, Florida, and operating 20 facilities throughout the Americas, Europe and Asia, the company sells through a global network of over 3,000 distributors and dealers in over 100 countries. The company has more than 5,000 employees and generated sales of $1.5 billion in 2015. Its portfolio of 23 award-winning brands includes Cleveland, Convotherm®, Delfield®, Fabristeel, Frymaster®, Garland®, INDUCS, Kolpak®, Koolaire®, Lincoln, Manitowoc® Beverage Systems, Manitowoc® Ice, Merrychef, Multiplex®, Servend® and Welbilt®. For more information, visit www.manitowocfoodservice.com.

Contact:

Carl J. Laurino

Senior Vice President & Chief Financial Officer

920-652-1720